IRREVOCABLE GUARANTEE AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF THE 13TH DAY OF NOVEMBER 2002 (the "Effective Date").

BETWEEN:

RESPONSE BIOMEDICAL CORP., a company incorporated under the laws of British Columbia having its head office at 8855 Northbrook Court, Burnaby, British Columbia, V5J 5J1

(the "Company")

AND:

MENDERES HOLDING AG, c/o Bank Sarasin & Cie, Elisabethenstrasse 62 CH, 4002 Basel, Switzerland

(the "Guarantor")

WHEREAS:

A.                the Company is entering into a line of credit agreement with The Toronto-Dominion Bank ("the "Creditor"), evidenced by the materials attached as Schedule "A" for a total of US$500,000 and referred to herein as the "Credit Line ", contingent upon the issuance of a suitable standby letter of credit ("LC") to the Creditor by Bank Sarasin Elisabethenstrasse 62 CH, 4002 Basel, Switzerland;

B.                he Guarantor has agreed to guarantee the LC by providing an unconditional and irrevocable guarantee for the amount of US$500,000 (the "Guarantee") to Bank Sarasin expiring at the office the Creditor on the close of business September 30, 2003;

C.                the Guarantor has agreed to accept common share purchase warrants (the "Warrants") providing the Guarantor the right to purchase 700,621 common shares without par value (the "Shares") in the capital stock of the Company as consideration for providing the Guarantee, such Warrants to be exercisable at a price of Cdn $0.45 per Share and the total aggregate number of Shares calculated based on the Bank of Canada Noon Exchange Rate on the effective date of this agreement, of C$/US$1.5764;

D.                the Guarantor is a person to whom the Company may issue securities pursuant to the exemption (the "Exemptions") provided by Multilateral Instrument #45-103 of the British Columbia Securities Act, Rules, Regulations, Instruments or Notices; and

E.                the Warrants will be issued pursuant to the Exemptions and that the Company is relying on the Exemptions from the requireme4ts to provide the purchaser with a prospectus and to sell securities through a person registered to sell securities under the B.C. Securities Act and, as a consequence of acquiring securities pursuant to the Exemptions, certain protections, rights and remedies provided by the B.C. Securities Act, including statutory rights of rescission or damages, will not be available to the purchaser.

                   NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree with each other (the "Agreement") as follows:

l.
On the basis of the representations and warranties of the Guarantor contained in this Agreement and subject to the terms of this Agreement, the Company agrees to issue the Warrants to or at the direction of the Guarantor as full consideration for providing the Guarantee.

2.	For the term of the Guarantee, the Company agrees to inform the Guarantor of the Credit Line balance by e-mail or fax on the last business day of each calendar month.

3.	This Agreement is subject to all necessary approvals of the TSX Venture Exchange (the "Exchange") and the B.C. Securities Commission (the "Regulators").

4.
Subject to the Creditor having first accepted a LC from Bank Sarasin and the Creditor and the Company executing the Credit Line, the Company shall deliver a warrant certificate representing the Warrants to the Guarantor at his address shown on the first page of this Agreement within ten days of receiving written notice of the last of the approvals of the Regulators.

5.
The Guarantor acknowledges that the Shares will be subject to a four (4) month hold period from the date of the issuance of the Warrants imposed by the Exchange and by the operation of applicable securities rules or by applicable securities regulatory bodies, and that a share certificate issued within four months of issuing the Warrants, as a result of exercising the Warrants, will bear legends to that effect.

6.
The Guarantor acknowledges that this Agreement is not being entered into and the Warrants are not being acquired by the Guarantor as a result of any material information about the Company's affairs that has not been publicly disclosed.

7.
In the event of any subdivision, consolidation or other change in the share capital of the Company prior to the issuance of the Warrants, the number of Warrants issued pursuant to this Agreement shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company.

8.	Time shall be of the essence in this Agreement.

9.	This Agreement is subject to, governed by and construed in accordance with the laws of the Province of British Columbia.

10.	All references to funds in this Agreement are in Canadian funds unless otherwise noted.

11.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.
The parties hereto agree to execute and deliver all such further documents and other writings of any kind whatsoever and all such further acts and things as are reasonably required to carry out the full intent and meaning of this Agreement.

13.	Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

14.	This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants or agreements collateral hereto other than as contained herein.

15.
This Agreement may be signed in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this written Agreement effective as of the Effective Date.

SIGNED, SEALED AND DELIVERED BY

RESPONSE BIOMEDICAL CORP. per:

 /s/ William J. Radvak
Authorized Signatory

Name of Signatory: William J. Radvak

Title of Signatory: President and C.E.O.

SIGNED, SEALED & DELIVERED by	)
MENDERES HOLDING AG	)
in the presence of:	)
)
/s/ Eva Schmidlin	)	MENDERES HOLDING AG
Signature of Witness	)
)
Name: /s/ Eva Schmidlin	)	Per: Hans E. Moppert
)
Address: c/o Bank Sarasin	)	/s/ Hans E. Moppert
	)	Duly Authorized Signatory of the Guarantor
Occupation: Secretary of the Group Executive Docs.	)
	)	Chairman of the Board

SCHEDULE A

1.               Standby Letter of Credit issued by Bank Sarasin to The Toronto-Dominion Bank

2.               Line of Credit Agreement between the Company and The Toronto-Dominion Bank

The Toronto Dominion Bank
Ms. Kathrin Teichrieb, Analyst
2nd Floor, 700 West Georgia Street
P.O. Box 10001 - Pacific Centre
Vancouver, BC V7Y 1A2
Canada

Basel, 14th November 2002
AFLI / 7268

IRREVOCABLE STANDBY LETTER OF CREDIT NO. 5952

We, BANK SARASIN & CO. LTD, Basel/Switzerland, for the account of Menderes Holding AG, Basel, hereby establish an unconditional and irrevocable standby letter of credit no. 5952, in favour of The Toronto Dominion Bank, 499 Granville Street & Pender, British Columbia, Canada. V6C 1V3, Transit#96990 004 for drawing up to

USD 500,000. -- (US Dollars five hundred thousand)

effective immediately and expiring at our office with our close of business on

30th September 2003 (thirtieth September two thousand and three)

after which date this letter of credit shall become null and void. Except when the amount of this letter of credit is increased, this credit cannot be modified or revoked without your consent.

This letter of credit is established to secure a credit facility extended by The Toronto Dominion Bank, 499 Granville Street & Ponder, British Columbia, Canada V6C 1 V3 Transit#96990 004 to Response Biomedical Corp. 8855 Northbrook Court, Burnaby, British Columbia, Canada VJ 5J1.

Credit is available to you by your authenticated swift demand stating:

"monies drawn pursuant to this letter of credit represents outstanding and unpaid principal and interest calculated up to the value date of the drawing due and owing in connection with an agreement between Response Biomedical Corp. 8855 Northbrook Court, Burnaby, British Columbia, Canada VJ 5J1, and The Toronto Dominion Bank, 499 Granville Street & Pender, British Columbia, Canada V6C 1V3 Transit#96990 004."

Reimbursement shall be effected in accordance with your instructions contained in your authenticated swift demand.

Partial drawings are permitted. With each payment under this letter of credit our obligation will be reduced pro rata.

This letter of credit is subject to the uniform customs and practice for documentary credit (1993 revision) international chamber of commerce publication no. 500.

Yours faithfully,

BANK SARASIN & CO. LTD.

/s/ Fabio Bobia	/s/ Linda Affolter
Fabio Bobia	Linda Affolter

Bank Sarasin & Cie AG . Elisabethensrrasse 62 - Postfach - CH-4002 Basel
Telefon +41 (0)61 277 77 77 • Telefax +41 (0)61 272 02 05 • Telex 964 597 • Internet www.sarasin.ch